                     [Letterhead of Holland & Knight LLP]

                                                                     EXHIBIT 5.3

March 19, 2003

URS Corporation
100 California Street, Suite 500
San Francisco, CA 94111-4529

         Re:      Exchange of 11-1/2% Senior Notes Due 2009

Ladies and Gentlemen:

         We have acted as special Florida counsel to URS Construction Services, Inc., a Florida corporation (the "Subsidiary Guarantor"), in connection with the Guarantee, as such term is defined herein. You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $200,000,000 in principal amount due at maturity of the Company's 11-1/2% Senior Notes due 2009 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 11-1/2% Senior Notes due 2009 (the "Outstanding Notes"). The Exchange Notes are being issued pursuant to an Indenture, dated August 22, 2002, among the Company, the Subsidiary Guarantors (as such term is defined in the Indenture) and U.S. Bank, National Association, as Trustee (the "Indenture"). The Subsidiary Guarantors, including the Subsidiary Guarantor, have executed the Indenture to evidence their acceptance to be bound by the provisions of Article X thereof, containing a guarantee by each of the Subsidiary Guarantors of the obligations of the Company under the Exchange Notes. The provisions of Article X of the Indenture are referred to herein as the "Guarantee".

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):


         1.       a draft of the Registration Statement dated March 17, 2003;


         2.       the Indenture, including the Guarantee; and
         3.       the form of the Exchange Note attached to the Indenture.

         In addition, we have examined: (i) such corporate records of the Subsidiary Guarantor as we have considered appropriate, including copies of the Bylaws and Articles of Incorporation of the Subsidiary Guarantor, and copies of resolutions of the board of directors of the Subsidiary Guarantor, all of which are certified by the Secretary of the Subsidiary Guarantor as being true, correct and in effect on the date of this letter; (ii) a certificate of status of the Subsidiary Guarantor issued by the Florida Secretary of State and dated March 17, 2003; and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.

         In our examination of the documents referred to above and in rendering the following opinions, we have assumed, without independent investigation, the following:

         i) the legal capacity of each natural person;

         ii) the genuineness of all signatures, the completeness and execution of each document submitted to us, the authenticity of each document submitted to us as an original, the conformity to the original of each document submitted to us as a copy, the authenticity of the original of each document submitted to us as a copy and that the draft of the Registration Statement reviewed by us conforms in all material respects to the Registration Statement;

         iii) the truthfulness of each statement as to all factual matters contained in any document encompassed within the due diligence review undertaken by us;

         iv) the accuracy on the date hereof as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications; and

         v) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW) in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in Florida.

         In expressing the opinions set forth below, we have relied upon the factual matters contained in the representations and warranties of the Subsidiary Guarantor in the Documents, upon certificates of public officials and upon certificates of an officer of the Subsidiary Guarantor.

         Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that:

         1. The Subsidiary Guarantor has been incorporated and was organized under the laws of the State of Florida and its status with the Florida Secretary of State is active.

         2. The Subsidiary Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indenture including in particular, the Guarantee.

         3. The Indenture has been duly and validly authorized, executed and delivered by the Subsidiary Guarantor.

         The foregoing opinions are subject to the following additional qualifications:

         Our opinions are expressed only with respect to the laws of the State of Florida and the rules, regulations and orders thereunder which are currently in effect. We expressly disclaim any obligation to update the opinions set forth herein. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or the sale or issuance thereof. We provide no opinion regarding the enforceability of any of the terms of either the Documents or any other agreement, including in particular, the provision of the Guarantee.

         We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Further, we consent to the reliance by Cooley Godward LLP on this letter in connection with their opinions regarding the enforceability of the Guarantee against the Subsidiary Guarantor.

                                               HOLLAND & KNIGHT LLP


                                               /s/ Holland & Knight LLP